Exhibit 10.3

Employment Agreement

This Employment Agreement (the “Agreement”), dated as of August 27, 2014 (the “Effective Date”), is made by and between Moelis and Company Group LP (together with any successor thereto, the “Company”) and Eric Cantor (the “Executive”).

1.              Employment.

(a)         General.  On or about September 1, 2014, the Company will employ the Executive, and the Executive accepts employment with the Company, on the terms and conditions herein provided (the date the Executive starts employment, the “Start Date”). The Executive will have his primary office in New York, NY and Washington, DC.

(b)         At-Will Employment.  The Executive’s employment with the Company will be “at-will” employment and either party may terminate it at any time with or without “Cause” or “Good Reason” (each as defined in the Company’s 2014 Omnibus Plan).  The Company may terminate the employment of the Executive at any time without notice and without Cause; provided that such termination shall be effective no later than 90 days after it gives any notice.  Neither the Executive’s job performance nor promotions, commendations, bonuses or any other positive treatment by the Company give rise to or in any way serve as the basis for modification or amendment of the at-will nature of the employment.  The period of the Executive’s employment with the Company under this Agreement is the “Employment Period”.

(c)          Position and Duties.  The Executive shall serve as a Vice Chairman and Managing Director of the Company with such customary responsibilities, duties and authority as the Company and the Company’s Chief Executive Officer may from time to time assign to the Executive. Except as the Company otherwise approves in writing, the Executive shall devote his full business time and efforts to the business and affairs of the Company (which may include service to the Company’s affiliates) and, during the Employment Period, shall not undertake any additional activities without the advance approval of the Company; provided the Company will not unreasonably withhold its consent to political, speaking and charitable activities to the extent that such activities would not (i) conflict or materially interfere with the Executive’s performance of his duties hereunder and/or (ii) create potential conflict or client issues for the Company.  The Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time.

(d)         Board Seat.  Moelis & Company Partner Holdings LP agrees to nominate the Executive and to vote and take all other actions to elect the Executive to the Board of Directors of Moelis & Company and agrees not to allow the removal (other than as a result of the termination of the Executive’s employment by the Executive or the Company) until the 2015 annual meeting for the election of Directors, when all Directors will be up for re-election.

(e)          Registration Requirements.  In order to function as a Managing Director of the Company, the Executive must be and remain registered as a general securities representative in the Executive’s work location and have passed the Series 79 examinations.  The Company will work with the Executive to seek a waiver of the Series 79 if possible.  Absent a waiver, the Executive will obtain Series 79 registration within 90 days from the Executive’s Start Date.

2.              Compensation and Related Matters.

(a)         Base Salary.  During the Employment Period, the Company will pay the Executive base compensation (“Base Salary”) equal to $400,000 annually, paid in semi-monthly installments in accordance with the customary payroll practices of the Company, subject to adjustment, if and as determined by the Board provided any reduction shall be applicable generally to a majority of Managing Directors of the Company.

(b)         Annual Incentive Compensation.  During the Employment Period, the Executive will be eligible for an annual discretionary performance bonus, subject to the satisfaction of the Company with the performance of the Executive.  The Company will pay any such annual discretionary performance bonus at the same time or times and subject to the same conditions (such as repayment upon the Executive’s resignation prior to specified dates) as payments to other Managing Directors in the United States generally.

Initial Cash Award.  The Company will pay the Executive an initial incentive cash award of $400,000 (the “Initial Incentive Cash Award”) in the first payroll payment following his Start Date.

Initial Restricted Stock Unit Award.  On the Start Date, the Company will grant the Executive Initial Restricted Stock Units (“Initial RSUs”) in the amount of $1,000,000.  For purposes of the foregoing, the value of Initial RSUs will be based on the average closing price (the “Start Date Price”) of the Company’s common stock on the 5 trading days prior to the Start Date.  The Initial RSUs will vest as follows:  1/3 of the Initial RSUs shall vest on the 3rd anniversary of the Start Date, 1/3 on the 4th anniversary of the Start Date, and 1/3 on 5th anniversary of the Start Date (each a “Vesting Date”).  If (i) the Executive notifies the Company of his intent to terminate his employment (or engagement as a consultant or otherwise) in the business of the Company and/or its affiliates other than (x) for Good Reason (as defined in the 2014 Omnibus Incentive Plan) or (y) notification after the second anniversary of his Start Date, to take a full-time elected or appointed position in federal government, state government, or national political party or (ii) the Company notifies the Executive that it intends to terminate his employment (or engagement) for Cause (as defined in the 2014 Omnibus Incentive Plan), the Executive shall forfeit any unvested Initial RSUs.  If the Company terminates the Executive without Cause or the Executive notifies the Company of his intent to terminate his employment (or engagement) for Good Reason or for notification after the second anniversary of his Start Date, to take a full-time elected or appointed position in federal government, state government, or national political party, the Executive shall be entitled to continue to vest the Initial RSUs on the above vesting schedule subject to not engaging in any Detrimental Activities (as defined in the Initial RSU Notice and Statement of Terms and Conditions); provided in the case of notification by the Executive after the second anniversary of his Start Date to take a full-time elected or appointed position in federal government, state government, or national political party, if applicable ethics rules for such position prohibit ownership of the unvested Initial RSUs, such Initial RSUs shall vest as of the Executive’s commencement of such position.  The Initial RSUs shall be subject to the terms and conditions of the 2014 Omnibus Incentive Plan and the Notice and Statement of Terms and Conditions.

2015 Annual Incentive Compensation. For calendar year 2015, the Executive will receive guaranteed incentive compensation of US$1,600,000 comprised of US$1,200,000 cash and a grant of Incentive Restricted Stock Units (the “Incentive RSUs”) in the amount of US$400,000 (together the “Guaranteed Bonus”).  The Company will pay the cash portion of the Guaranteed Bonus in four equal installments at or about the end of each quarter subject to the same conditions (such as repayment upon the Executive’s resignation prior to specified dates) as payments of 2015 incentive compensation generally to other Managing Directors in the United States.  The Company will grant the Incentive RSUs in four equal grants at or about the end of each quarter with the same vesting schedule as payments of 2014 Incentive RSUs generally to other Managing Directors in the United States.  The Incentive RSUs shall be subject to the terms and conditions of the 2014 Omnibus Incentive Plan and the Notice and Statement of Terms and Conditions for the Incentive RSUs;

provided if after the second anniversary of the grant date, the Executive notifies the Company of his intent to terminate his employment to take a full-time elected or appointed position in federal government, state government, or national political party, the Executive shall be entitled to continue to vest the Incentive RSUs on their vesting schedule subject to not engaging in any Detrimental Activities (as defined in the Incentive RSU Notice and Statement of Terms and Conditions); provided if applicable ethics rules for such position prohibit ownership of the unvested Incentive RSUs, such Incentive RSUs shall vest as of the Executive’s commencement of such position.

2016 Incentive Compensation. For calendar year 2016, the Executive will be eligible for a discretionary performance bonus, subject to the satisfaction of the Company with the performance of the Executive.  The Company will pay any such discretionary performance bonus quarterly, subject to the same conditions (such as repayment upon the Executive’s resignation prior to specified dates) as payments to 2016 incentive compensation to other Managing Directors in the United States generally.

Cash Repayment Obligation.  In connection with the Executive’s Initial Cash Award and 2015 and 2016 cash incentive bonus, if (a) (i) the Executive notifies the Company of his intent to terminate his employment (or engagement as a consultant or otherwise) other than for Good Reason or for notification after the second anniversary of the payment date, to take a full-time elected or appointed position in federal government, state government, or national political party, or (ii) the Company notifies the Executive that it intends to terminate his employment (or engagement) for Cause (each a “Termination Notice”) and (b) within 12 months following such termination, the Executive provides services to or engages in any Competitive Enterprise (as defined in Section 4(c)), the Executive shall, prior to providing any such services, repay to the Company the percentage (the “Repayment Percentage”) of his Initial Cash Award and his 2015 and 2016 cash bonus (including any cash portion of the Guaranteed Bonus) set forth in the following table:

Period in which the Executive or the Company gives a Termination Notice and within 12 months of such notice the Executive provides services to or engages in a Competitive Enterprise	Repayment Percentage
During the quarter of the payment and the next four quarters	100%
During fifth quarter following the payment quarter	75%
During sixth quarter following the payment quarter	50%
During seventh quarter following the payment quarter	25%
During eighth quarter or later following the payment quarter	0%

(c)          Benefits.  To the extent permitted under the terms thereof, the Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company, as in effect from time to time, including the Company’s medical and dental insurance plans and 401(k) plan that apply to similarly situated executive employees of the Company.

(d)        Expenses.  The Company shall reimburse the Executive for all reasonable travel and other business expenses properly incurred in the performance of the Executive’s duties to the Company and in accordance with the Company’s expense reimbursement policies. In particular, the Company will reimburse the Executive for the reasonable cost of an apartment in New York for the first twelve months of his employment.  After the first twelve months, the Company will reimburse the Executive for the hotel equivalent rate per night that he uses the apartment while in New York on business.

(e)          Vacation.  The Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies applicable to executives of the Company.  The Executive will take vacation at his and the Company’s reasonable and mutual convenience.

3.              Termination.

(a)         Notice of Termination by Executive.  It is reasonable and necessary to provide a smooth transition if the Executive chooses to leave the Company.  Consequently, the Executive agrees to provide the Company with 90 days prior written notice of his intent to terminate his employment (the “Notice Period”); provided that such Notice Period will not apply if the Executive terminates his employment for Good Reason (as defined in Section 3(d) below).  The Company may elect to place the Executive on paid leave for all or any part of such Notice Period.  Notwithstanding anything to the contrary in this paragraph, in the event the Executive is terminating his employment to run for a full-time elected position or to accept a full-time appointed position, in each case in federal government, state government or in a national political party, the Notice Period will be 30 days (instead of 90 days) prior written notice of the Executive’s intent to terminate, and the Company may elect to waive such Notice Period.

(b)         Effect of Notice of Termination. If on or prior to the date any incentive compensation is paid or any equity interests vests, the Executive gives notice of his intent to terminate his employment (or engagement as a consultant or otherwise) in the business of the Company and/or its affiliates (other than for Good Reason), the Executive shall not be entitled to receive any such incentive compensation and shall forfeit any such unvested equity interests.  If on or prior to the date any incentive compensation is paid, the Company terminates the Executive’s employment (or engagement), the Executive shall not be entitled to receive any such incentive compensation.

4.              Restrictive Covenants.

(a)         Non-Compete.  Except as the Company otherwise agrees, the Executive shall not during the Employment Period and, if the Executive terminates his employment under this agreement other than for Good Reason for 90 days thereafter, directly or indirectly provide services to, engage in, have any equity interest in, or manage or operate any Competitive Enterprise (as defined below); provided, however, that the Executive shall be permitted to acquire a passive equity interest in such a Competitive Enterprise provided (i) the Executive notifies the Company of any such investment in accordance with the Company’s notification policies in effect from time to time and (ii) the interest acquired is not more than five percent (5%) of such Competitive Enterprise’s outstanding equity interests.

(b)         Non-Solicit.  During the Employment Period and for a period of twelve months following immediately after the termination or expiration of the Employment Period, the Executive shall not, directly or indirectly, recruit or otherwise solicit, encourage or induce any limited partner, employee, independent contractor, consultant, service provider or supplier of the Company (i) to terminate his, her or its employment or arrangement with the Company, or (ii) to otherwise change his, her or its relationship with the Company; provided that this Non-Solicit covenant shall not apply to Kristi Way or Kristin Young.

(c)          “Competitive Enterprise”.  “Competitive Enterprise” means any business enterprise that is engaged, or owns or controls a significant interest in any entity that is engaged, in either case, primarily or in any substantial manner in any place in the world in (x) investment banking or securities activities or financial services, including, without limitation, private equity, hedge fund or other asset or investment management businesses, or (y) any business activities in which the Company and/or its affiliates are engaged primarily or in any substantial manner; in each case excluding Moelis Asset Management LP and its affiliates.

(d)         Non-Disparagement.  Except pursuant to Section 5(c), the Executive agrees that, during the Employment Period and at all times thereafter, he will not disparage in any material respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing.

5.              Nondisclosure of Proprietary Information.

(a)         Except in connection with the good faith performance of the Executive’s duties hereunder or pursuant to Section 5(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets or intellectual property of, from or relating to the Company (including, without limitation, information, documents, techniques or other know-how or materials owned, developed or possessed by the Company, whether in tangible or intangible form, the terms of this Agreement, any information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, investment performance, “track record,” finances, principals, business partners, investors, clients, personnel, strategic planning, portfolio investments and/or companies, service providers, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects, and any and all information of any nature relating to the Company and its affiliates, including any vehicle(s) formed in connection therewith or as a successor thereto) (collectively, “Proprietary Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information.  The foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Notwithstanding the foregoing, Proprietary Information does not include information that (i) becomes publicly available (other than by disclosure or other wrongful act by the Executive), (ii) is contained in a publicly available document, (iii) was known to the Executive before the Executive commenced employment with the Company, or (iv) is required to be disclosed by law.  The Executive acknowledges that it is reasonable and necessary for the Company to take these reasonable steps to maintain the confidentiality of its Proprietary Information.

(b)         Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, computer disk drives, flash drives, disks, or any other materials concerning the Proprietary Information in his possession.

(c)          The Executive may comply with a lawful and valid subpoena or other legal process but shall: (i) give the Company the earliest possible notice thereof, (ii) as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and (iii) assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)         Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 5(c)

above), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, his personal rolodex and documents related to his own personal benefits, entitlements and obligations.

6.              [Omitted].

7.              Injunctive Relief.

The Executive understands that that a breach of the covenants contained in Sections 4 and 5 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 4 and 5, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief, without having to post a bond or other surety.  The Executive agrees not to raise as a defense or objection to the request or granting of such relief that the Executive could compensate the Company for a breach of this Agreement by an award of money damages, and the Executive waives any requirements for the securing or posting of any bond in connection with such remedy.

8.              Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  The Executive may not assign, delegate or transfer any of the Executive’s rights or obligations, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and the applicable benefit plans, programs and arrangements described under Section 2(c), to select and change a beneficiary or beneficiaries to receive compensation hereunder following his death by giving written notice thereof to the Company.

9.              Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the state of Delaware, without reference to the principles of conflicts of law or choice of law of the state of Delaware, or any other jurisdiction, and where applicable, the laws of the United States.

10.       Notices.

Any notice, request, claim, demand, document or other communication hereunder to either party shall be effective upon receipt (or refusal of receipt) and shall be in writing and (a) delivered personally to the person or to an officer of the person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) sent by email, with electronic, written or oral confirmation of receipt, in accordance with the following sentence.  Such communication, in the case of the Company, shall be mailed to its principal office, and in the case of the Executive: (i) if the Executive is then employed by the Company, shall be emailed to the Executive at the Executive’s

“@moelis.com” email address, and (ii) if the Executive is no longer employed by the Company, shall be mailed to the Executive’s most recent home address or emailed to the Executive’s most recently disclosed personal email address, in either case as the Executive has provided the Company in writing.

11.       Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile, email or in PDF format shall be deemed effective for all purposes.

12.       Entire Agreement.

This Agreement is intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and supersede all prior understandings and agreements, whether written or oral.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of the terms of this Agreement and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

13.       Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company.  By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.  Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive’s employment.

14.       Construction.

This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.

15.       Arbitration.

(a)         Except as expressly provided in clauses (b) or (c) below, if any claim, controversy or dispute arises in connection with this Agreement, Executive’s employment by the Company or any termination thereof, the Company and the Executive agree to final and binding arbitration administered by JAMS or any successor organization or body thereto pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, with the exception that the Executive and the Company agree that no depositions will be taken, except if ordered by the arbitrator due to extraordinary circumstances.  The arbitration hearing will take place at the JAMS hearing site located nearest to the Company’s office at which the Executive is providing services or was providing services as of the date his employment or other relationship terminated.  Any such arbitration shall be before one arbitrator, who shall be a former judge, selected in accordance with the rules described above.

This agreement to arbitrate disputes includes, but is not limited to, any claims of discrimination and/or harassment under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, claims for breach of contract or the implied covenant of good faith and fair dealing, tortious conduct (whether intentional or negligent), including claims of misappropriation, fraud, conversion, interference with economic advantage or contract, breach of fiduciary duty, misrepresentation, or any other federal, state or local law relating to discrimination in employment, any claims relating to wage and hour claims and any other statutory or common law claims.  In the course of any arbitration, the employee and the Company agree:  (1) to request that a written award be issued by the arbitrator(s); (2) that each side is entitled to receive any and all relief they would be entitled to receive in a court proceeding; and (3) that the Executive will not be required to pay any fees in the arbitration that are greater than the fees the Executive would be required to pay in a court proceeding.  Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.

(b)         The Executive and the Company knowingly and voluntarily agree to waive any rights that might otherwise exist to request a jury trial or other court proceeding, except that the Executive and the Company agree that each has the right to seek injunctive or other equitable relief from a court with respect to the enforcement of any obligations the Executive may have regarding any notice period the Company is entitled to, trade secrets, confidential information, non-solicitation of employees, consultants or independent contractors, non-solicitation of clients or customers, non-competition, inventions, work product or other intellectual property and non-disparagement (whether such obligations arise pursuant to this Agreement, any employee handbook, any confidentiality and/or restrictive covenant agreement, the common law or otherwise).

(c)          Any claims filed by the parties in arbitration must be brought in the parties’ individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding.  In the event that the preceding sentence is ruled to be unenforceable, any such purported class, collective or representative proceeding must be heard in court and not in arbitration.

(d)         Each provision of this arbitration agreement is intended to be severable, and the invalidity or unenforceability of any portion or provision of this agreement shall not affect the validity, enforceability or legality of the remainder hereof.  In the event any provision of this arbitration policy is determined by any court of competent jurisdiction or arbitrator(s) to be illegal, invalid or unenforceable as written, such provision shall be interpreted so as to be legal, valid and enforceable to the fullest extent possible under applicable law.  In the event any provision of this arbitration policy is determined by a court of competent jurisdiction or arbitrator(s) to be void, the remaining provisions of this arbitration policy shall nevertheless be binding upon the parties with the same effect as though the void provision thereof had been severed and deleted.

16.       Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17.       Executive Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.  The Executive further acknowledges that, immediately prior to entering into this Agreement, the Executive is not bound by any noncompetition, nondisclosure, confidentiality, employment or other agreements (collectively, “Other Agreements”) which would prevent or restrict the performance of the Executive’s duties hereunder, that by entering into this Agreement the Executive will not be in breach of any Other Agreements or cause the Company to incur any liability with respect to any Other Agreements, and that the Executive shall indemnify and hold harmless the Company with respect to any liability arising from the breach of any Other Agreements.  The Executive further acknowledges that this Agreement is confidential as are all the terms and conditions expressed herein and that the Agreement and such terms and conditions may not be disclosed by the Executive in any manner or form to any party, other than as required by applicable law, as necessary to enforce the terms of this Agreement or to the Executive’s spouse, attorney and/or tax advisor (if any), without the prior written approval of the Company.  The Executive further acknowledges that the Executive will be bound by the terms and conditions contained in the Company’s employee handbook, as it may be amended from time to time and will, upon request of the General Partner, sign a copy thereof from time to time.

18.       Section 409A.

It is the intent of the parties that the payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 409A”) (except to the extent exempt as short term deferrals or otherwise) and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In the event that following the Effective Date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company or its affiliates during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death).  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A and, except to the extent provided in this Section 18, makes no undertaking to preclude Section 409A from applying to any such payment.  The Executive shall be solely responsible for the payment of any taxes and penalties incurred under 409A or any other provision of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

Moelis & Company Group LP

By:	/s/ Elizabeth Crain
Name: Elizabeth Crain
Title: Chief Operating Officer

EXECUTIVE

/s/ Eric Cantor
Eric Cantor

Moelis & Company Partner Holdings LP agrees to Section 1(d) “Board Seat” set forth above.

Moelis & Company Partner Holdings LP
By its General Partner Moelis & Company Holdings GP LLC

By:	/s/ Elizabeth Crain
Name: Elizabeth Crain
Title: Chief Operating Officer